Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Digi Power X Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Subordinate Voting Shares, no par value	(1)	Other	380,590	$3.66	$1,392,959.40	0.0001381	$192.37

Total Offering Amounts:							$1,392,959.40		192.37
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$192.37

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Offering Note(s)

(1)	Represents 380,590 shares of the Registrant’s subordinate voting shares (“SV Shares”) issued or issuable upon the exercise of warrants issued in connection with the Registrant’s private placement offering in February 2025. Reflects the SV Shares that may be issued upon exercise of the warrants at an exercise price of $3.66 per SV Share.